Exhibit 10.1

November 10, 2016
Mr. Fabian Tenenbaum
Dear Fabian:
On behalf of Bellerophon Therapeutics (the “Company”), I am pleased to offer to continue your employment with the Company as its Chief Executive Officer. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

1.	POSITION

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You will be employed to serve on a full-time basis as the Company’s Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”) and the Chairman of the Board. You will primarily be responsible for such duties and responsibilities as are customarily assigned to such position or specified in the Company’s by-laws (as applicable), and such other duties and responsibilities not inconsistent therewith as may be assigned to you from time to time by the Board or the Chairman of the Board. During your employment, you will be a member of the Bellerophon Leadership Team. At such time a vacancy arises on the Board, you shall be become a member of the Board. The “Effective Date” of this offer letter is November 11, 2016.

2.	COMPENSATION

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Your base salary will be at the annualized rate of $375,000.00, less all applicable taxes and withholdings, to be paid in bi-weekly installments in accordance with the regular payroll practices of the Company (“Base Salary”). Your Base Salary will be subject to annual review by the Board or the Compensation Committee thereof (the “Committee”).

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Following the end of each calendar year and subject to the approval of the Board or the Committee, you will be eligible to receive a retention and performance bonus (the “Annual Bonus”). The target amount of such Annual Bonus will be 50% of your annualized Base Salary, which shall be paid in cash or equity or any combination thereof, in each instance as determined by Compensation Committee, in its sole discretion and on such terms (including, without limitation, vesting terms, which shall be no greater than one year from the date of the grant, for any Annual Bonus paid, in whole or in part, in equity) as it may in its sole discretion establish. Your actual Annual Bonus may be more or less than the above-stated target amount, and will be determined by the

Committee based on the Company’s performance and your performance during the applicable calendar year, as determined by the Board in its sole discretion. You must be employed by the Company on the date any Annual Bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. Any Annual Bonus would be pro-rated for the 2016 calendar year from February 29, 2016.

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The Company will, subject to approval of the Committee, grant you an option to purchase the number of shares of Bellerophon common stock (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the “Common Stock”) equal to 3% of the fully diluted outstanding shares of Bellerophon common stock as of the Effective Date (the “Option”). The Option will be granted at a per share exercise price equal to the fair market value of the Common Stock on the date of grant. The Option, subject to the approval of the Committee, will (a) vest in four equal installments, with the first installment vesting one year following the Effective Date, and the remaining three installments vesting annually of the following three anniversaries of the Effective Date and (b) include 100% accelerated vesting in the event of a Change in Control (as defined below) and (c) formally provide an alternative vesting schedule solely in the event that the Company terminates your employment without Cause (as defined below) following the vesting of the first installment, such that the Option will be deemed to have vested in equal monthly installments following the Effective Date. The Option shall be evidenced by a form of Stock Option Agreement provided to you and your acknowledged receipt thereof.

3.	BENEFITS

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You may participate in all employee benefit plans made generally available by the Company from time to time to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those plans. The Company currently offers medical, dental, disability, life insurance and 401(k) benefit plans. Benefits are subject to change at any time in the Company’s sole discretion.

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You will be eligible to receive, on the same basis as other similarly situated employees of the Company, any other employee benefits, including ten (10) paid holidays and twenty five (25) paid time off (PTO) days each calendar year. The number of PTO days for which you are eligible will accrue ratably each month that you are employed during a calendar year. Upon your separation from the Company, you will receive payment for any accrued, unused PTO days in accordance with Company policy and applicable law.

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The Company will provide reimbursement of travel and entertainment (T&E) expenses incurred in connection with Bellerophon business activities in accordance with the Company’s Travel & Entertainment Policy.

4.	REIMBURSEMENT FOR LEGAL SERVICES

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Within 90 days of employment, the Company will reimburse you for the cost of legal services you incurred to prepare your offer letter up to a maximum of $3,000. In order to receive reimbursement, you may be required to provide copies of your legal invoices to the Company.

5.	OTHER TERMS AND CONDITIONS OF EMPLOYMENT

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In the event the Company terminates your employment without Cause (as defined below) at any time, or if you terminate your employment for Good Reason (as defined below) within twelve (12) months following a Change in Control (as defined below), the Company will provide you with the following severance benefits (the “Severance Benefits”: (a) for a period of twelve (12) months following your termination of employment, the Company will continue to pay to you monthly, as severance pay, an amount equal to your Base Salary rate as of your termination date, (b) the Company will provide you with your Annual Bonus at the target level in cash or equity or any combination thereof, where cash or equity or the combination is determined by the Committee in its sole discretion, and (c) the Company shall, provided that you are eligible for and elect to continue receiving group medical, dental and/or vision coverage under COBRA, and for a period ending on the earlier of (x) twelve (12) months following your termination date and (y) the date you become eligible to receive such insurance coverage from a new employer, reimburse you for the portion of the premiums for such coverage that it pays on behalf of active and similarly situated employees. You agree to inform the Company in writing within five (5) business days of becoming eligible to receive group insurance coverage from a new employer. All Severance Benefits are subject to applicable taxes and withholdings. Your receipt of any and all Severance Benefits is contingent upon your executing and allowing to become effective (within 60 days following your termination or such shorter period as the Company may specify) a severance and release of claims agreement in the form provided by the Company (the “Severance Agreement”). The Severance Benefits will commence on the first regular payday whose cutoff date occurs after the Severance Agreement becomes effective, provided that if the sixtieth day following your separation from employment ends in a calendar year subsequent to the year in which your employment is terminated, payment will not begin before the first business day of that subsequent year if the Severance Pay is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”).

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“Cause” means: (i) commission of, indictment, or conviction for, any crime involving moral turpitude or any felony; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of , your duties and responsibilities to the Company; (iv) other conduct by you that is reasonably anticipated to harm the business, interests or reputation of the Company; or (v) your breach of a material term of this offer letter, the Confidentiality Agreement (as defined below), or any other written agreement between you and the Company.
“Good Reason” means: without your prior consent, (i) a material diminution of your duties, authority or responsibilities, (ii) a material diminution in your annualized Base Salary, other than in an amount proportionate to reductions made in the annualized base salaries of other comparable senior executives, (iii) the relocation of the principal place at which you provide services to the Company by more than 25 miles from the Company, other than in a direction that reduces your daily commute, or (iv) a material breach of this letter. To terminate your employment for Good Reason, you must (x) provide notice to the Company of the purported event giving rise to Good Reason within 30 days after it occurs, (y) provide the Company with at least 30 days to cure, and (iv) if not cured, resign for Good Reason within 60 days after the end of the cure period.

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A “Change in Control” shall have occurred if, after the Effective Date, (A) any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including a “group” as defined or described in Section 13(d) of the Exchange Act) (other than any Person that includes New Mountain Partners II (AIV-A), L.P., New Mountain Partners II (AIV-B), L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (any such Person, an “Excluded Person”)), is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of more than 50% of the voting capital stock of the Company, or (B) the Company, sells in a single transaction or series of related transactions all or substantially all of its assets (including equity interests in any subsidiaries of affiliates) to any Person other than an Excluded Person; and provided, that, for avoidance of doubt, an initial public offering of securities of the Company (or any successor of the Company) shall not constitute Change in Control for purposes of this letter.

•	You have previously executed as a condition of your employment with the Company the Company’s standard Employee Confidentiality, Non-Solicitation, Non-

Competition, and Work Product Assignment Agreement (the “Confidentiality Agreement”), and such Confidentiality Agreement shall remain in full force and effect.

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While you are employed by the Company you will be expected to devote your full working time, energy, skill and experience to the performance of your duties, which may be redefined or modified by the Company from time to time.

•	By signing this letter you agree that this offer is personal and confidential and should not be discussed with any other employees in the Company.

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Your employment with the Company is at will. This means that you or the Company may terminate the employment relationship at any time, for any reason, with or without Cause or notice. This letter is not a contract, nor a promise of employment for any specific duration. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth above.

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For purposes of this letter, a termination of employment will mean a ‘separation from service’ as defined in Section 409A, and each amount to be paid or provided as a Severance Benefit will be construed as a separate identified payment for purposes of Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute `nonqualified deferred compensation’ within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your ‘separation from service’ (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule. All compensatory payments are subject to applicable tax and other required withholding.

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This letter constitutes the final and complete agreement with respect to your employment and supersedes any and all prior or contemporaneous discussions, representations or commitments, whether written or oral, relating to the terms of your employment, including without limitation those set forth in the January 25, 2016, January 28, 2016, February 3, 2016 and February 8, 2016 offer letters, which are null and void.

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You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing your employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

If you agree with the terms and conditions of this offer, please sign and date this letter in the space provided below and return it to me by the close of business on November 11, 2016.
We are very much looking forward to having you join our team.
/s/ JON PEACOCK
Jon Peacock
Chairman of the Board
Bellerophon Therapeutics
The foregoing correctly sets forth the terms of my at-will employment with Bellerophon Therapeutics. I am not relying on any representations other than those set forth above.
/s/ FABIAN TENENBAUM            November 10, 2016
Fabian Tenenbaum                Date